EXHIBIT 99.1

[CFS Bancorp, Inc. Letterhead]


August 20, 2004
FOR IMMEDIATE RELEASE

CONTACT: Thomas F. Prisby, Chairman of the Board and Chief Executive Officer 2l9-836-5500

    CFS BANCORP, INC. ANNOUNCES RESIGNATION OF JAMES W. PRISBY, THE
     COMPANY'S VICE-CHAIRMAN, PRESIDENT AND CHIEF OPERATING OFFICER


MUNSTER, IN - August 20, 2004 - CFS Bancorp, Inc. (NASDAQ: CITZ) (the "Company") announced today that James Prisby has resigned as Vice-Chairman, President, Chief Operating Officer and Director of the Company and its wholly-owned subsidiary Citizens Financial Services, FSB (the "Bank") effective immediately.

The positions of Vice-Chairman, President and Chief Operating Officer will not be immediately filled. Instead, the Board of Directors will temporarily reassign these duties to Thomas F. Prisby, Chairman and Chief Executive Officer, and the other executive officers.

The Board of Directors issued the following statement, "Mr. James Prisby has faithfully served Citizens for 30 years, and it is with regret that we announce that he will no longer be a director or an officer. He will be missed by all of those who have had the pleasure and honor of working with him. We wish him the best in his future endeavors."

Mr. James Prisby also issued the following statement: "I have thoroughly enjoyed my career at Citizens. I'm pleased to have had the opportunity to work with and help many wonderful employees and customers."

In accordance with the terms of his resignation, Mr. James Prisby will receive a payment equal to approximately 3 years of compensation ($1,000,000) which is expected to reduce the Company's diluted earnings per share by $0.05, on an after-tax basis, for the third quarter of 2004.

CFS Bancorp, Inc. is the parent of Citizens Financial Services, FSB, a $1.5 billion asset federal savings bank. Citizens Financial Services provides community banking services and currently operates 22 offices throughout adjoining markets in Chicago's Southland and Northwest Indiana. The Company maintains a website at www.cfsbancorp.com.

This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management. These forward-looking statements include but are not limited to statements containing the words "anticipate," "believe," "estimate," "expect," "indicate," "intend," "should," and similar expressions, or the negative thereof, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. One or more of these risks may vary materially from those described herein as anticipated, believed, estimated, expected or intended.
The Company does not intend to update these forward-looking statements.






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